EXHIBIT 2.2

TENDER AND VOTING AGREEMENT

This TENDER AND VOTING AGREEMENT, dated as of May 2, 2011 (this “Agreement”), is among Arch Coal, Inc., a Delaware corporation (“Parent”), Atlas Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the persons listed on Schedule I hereto (collectively, the “Company Stockholders”).

WHEREAS, as of the date hereof, each Company Stockholder is the record or “beneficial holder” (as defined under Rule 13d-3 under the Exchange Act) of the number of shares of common stock (the “Company Common Stock”), par value $0.01 per share, of International Coal Group, Inc., a Delaware corporation (the “Company”), set forth opposite such Company Stockholder’s name on Schedule I hereto (all such shares of Company Common Stock, whether restricted or unrestricted, together with any shares of Company Common Stock acquired by a Company Stockholder from the Company after the date hereof, the “Subject Shares”; provided, that Company Stock Options beneficially owned by such Company Stockholder (“Subject Options”) and Company Restricted Share Units beneficially owned by such Company Stockholder (“Subject Units”) shall not be considered “Subject Shares” prior to their exercise or becoming unrestricted, whereupon shares of Company Common Stock issued upon exercise of Subject Options or Subject Units shall be considered “Subject Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”; terms used herein without definition shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined in the Merger Agreement), pursuant to which, among other things, (a) Merger Sub will commence a tender offer to purchase all of the outstanding shares of Company Common Stock (such offer as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”), and (b) following the consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving corporation, all upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to their willingness to enter into and perform its obligations under the Merger Agreement, Parent and Merger Sub have requested that each Company Stockholder enter into this Agreement, and each Company Stockholder has agreed to do so in order to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Agreement to Tender and Vote; Irrevocable Proxy.

Section 1.1. Agreement to Tender.

(a) Each Company Stockholder agrees that at least two Business Days prior to the first scheduled Expiration Date (the “Tender Date”), such Company Stockholder shall tender into the Offer all of the Subject Shares owned by such Company Stockholder on or prior to the Tender Date, free and clear of all of all claims, liens, encumbrances and security interests of any nature whatsoever that would prevent such Company Stockholder from tendering his shares in accordance with this Agreement or otherwise complying with his obligations under this Agreement. If any Company Stockholder acquires any Subject Shares after the Tender Date (including during any subsequent offering period, if any), such Company Stockholder shall tender into the Offer such Subject Shares within one Business Day following the date that such Company Stockholder shall acquire such Subject Shares.

(b) Each Company Stockholder agrees that once the Subject Shares are tendered into the Offer, such Company Stockholder shall not withdraw the tender of such Subject Shares unless this Agreement is terminated pursuant to Section 5.1, and in each such case Parent shall, and shall cause Merger Sub to, immediately upon a Company Stockholder’s request, return all of the Subject Shares to the Company Stockholder.

(c) Nothing in this Agreement shall be deemed to require any Company Stockholder to exercise any option or other right to acquire Company Common Stock.

Section 1.2. Agreement to Vote.

(a) From the date hereof until the termination of this Agreement in accordance with Section 5.1, except to the extent waived in writing by Parent in its sole and absolute discretion, at any meeting of the stockholders of the Company, however called, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, each Company Stockholder shall vote (or cause to be voted) all of such Company Stockholder’s Subject Shares (to the extent the Subject Shares are not purchased in the Offer) and any other shares of capital stock of the Company owned, beneficially or of record, by such Company Stockholder during the term of this Agreement that are entitled to vote at such meeting or in such written consent (collectively, the “Voting Shares”): (a) in favor of adoption of the Merger Agreement; and (b) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Company Takeover Proposal; (ii) any change in the present capitalization of the Company or any amendment of the Company’s certificate of incorporation or by-laws; and (iii) any other action, transaction or proposal involving the Company or any of the Company Subsidiaries that would result in any of the conditions in Article VII or Annex I not being fulfilled or satisfied.

(b) In the event that a meeting of the stockholders of the Company is held, each Company Stockholder shall, or shall cause the holder of record of its Voting Shares on any applicable record date to, appear at such meeting or otherwise cause its Voting Shares to be counted as present thereat for purposes of establishing a quorum.

(c) No Company Stockholder shall enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 1.2.

(d) EACH COMPANY STOCKHOLDER HEREBY IRREVOCABLY GRANTS TO AND APPOINTS JOHN DREXLER AND ROBERT JONES, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO ANY SUCH OFFICE OF PARENT, AND EACH OF THEM INDIVIDUALLY, SUCH COMPANY STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF SUCH COMPANY STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT (BY VOTING AT ANY MEETING OF STOCKHOLDERS OF THE COMPANY, BY WRITTEN CONSENT IN LIEU THEREOF OR OTHERWISE) WITH RESPECT TO THE VOTING SHARES OWNED OR HELD BY SUCH COMPANY STOCKHOLDER REGARDING THE MATTERS REFERRED TO IN SECTION 1.2(a) HEREOF UNTIL THE TERMINATION OF THIS AGREEMENT, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS SUCH COMPANY STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 1.2(d) IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL TERMINATION OF THIS AGREEMENT. EACH COMPANY STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. EACH COMPANY STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE VOTING SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 1.2(a) HEREOF, AND NO SUBSEQUENT PROXY (WHETHER REVOCABLE OR IRREVOCABLE) OR POWER OF ATTORNEY SHALL BE GIVEN BY SUCH COMPANY STOCKHOLDER, EXCEPT AS REQUIRED BY ANY LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER.

ARTICLE II

Representations and Warranties of Each Company Stockholder

Each Company Stockholder hereby severally, and not jointly, represents and warrants to Parent and Merger Sub (as to such Company Stockholder) as follows:

Section 2.1. Authority. Such Company Stockholder has all necessary legal capacity, power, and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by such Company Stockholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of such Company Stockholder and, assuming the due authorization, execution, and delivery of this Agreement by Parent, Merger Sub and each other Company Stockholder, this Agreement constitutes a legal, valid, and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms.

Section 2.2. Ownership of Subject Shares; Total Shares. As of the date hereof, such Company Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good title to, the Subject Shares listed beside such Company Stockholder’s name on Schedule I attached hereto, free and clear of all claims, liens, encumbrances and security interests of any nature whatsoever (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, such Company Stockholder does not own, beneficially or otherwise, any Shares, Company Options or other securities of the Company other than as set forth opposite such Company Stockholder’s name in Schedule I hereto.

Section 2.3. Voting Power. Such Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition with respect to dispositions contemplated by this Agreement, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Stockholder’s Voting Shares, with no material limitations, qualifications, or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement.

Section 2.4. Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by such Company Stockholder and the consummation by such Company Stockholder of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by such Company Stockholder, the consummation by such Company Stockholder of the transactions contemplated by this Agreement or compliance by such Company Stockholder with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents, if applicable, of such Company Stockholder, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which such Company Stockholder is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to such Company Stockholder, except in each case under clauses (A), (B) and (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely affect the ability of such Company Stockholder to perform such Company Stockholder’s obligations hereunder.

Section 2.5. No Broker’s Fees. Except as contemplated by the Merger Agreement, no broker, investment banker, financial advisor, or other person is entitled to receive from the Company any broker’s, finder’s, financial advisor’s, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Company Stockholder.

Section 2.6. Acknowledgement. Such Company Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution, delivery and performance of this Agreement.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company Stockholders as follows:

Section 3.1. Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

Section 3.2. Corporate Authorization; Validity of Agreement; Necessary Action. Parent and Merger Sub have the corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub, and, assuming the due authorization, execution and delivery thereof by the Company and each of the Company Stockholders, constitutes a valid and legally binding agreement of Parent and Merger Sub enforceable against each of them in accordance with its terms.

Section 3.3. Consents and Approvals; No Violation. (i) Except as may be set forth in the Merger Agreement (including, without limitation, filings as may be required under applicable securities laws) and any filing required under Section 13 or 16 under the Exchange Act, no filing with, and no permit, authorization, consent, or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, and (ii) none of the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement or compliance by each of Parent and Merger Sub with any of the provisions of this Agreement shall (A) conflict with or result in any breach of the organizational documents Parent or Merger Sub, (B) result in a material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to any third party right of termination, cancellation, amendment, or acceleration) under any of the terms, conditions, or provisions of any material note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement, or other instrument or obligation of any kind to which Parent or Merger Sub is a party, or (C) subject to compliance with filing requirements as may be required under applicable securities laws, violate any order, writ, injunction, decree, judgment, statute, rule, or regulation applicable to Parent or Merger Sub, except in each case under clauses (A), (B) or (C), where the absence of filing or authorization, conflict, violation, breach, or default would not materially impair or materially adversely effect the ability of each of Parent and Merger Sub to perform its obligations hereunder.

ARTICLE IV

Covenants of Each Company Stockholder

Each Company Stockholder severally covenants and agrees as follows:

Section 4.1. Restriction on Transfer, Proxies, and Non-Interference. Except as contemplated by this Agreement or the Merger Agreement, during the period beginning from the execution and delivery by the parties of this Agreement through the earlier of (1) the Effective Time, (2) the termination of the Merger Agreement or (3) the termination of this Agreement in accordance with Section 5.1, each Company Stockholder shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign, or otherwise dispose of (each, a “Transfer”), or enter into any contract, option, or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any or all of such Company Stockholder’s Voting Shares, Subject Options, Share Units or any other securities of the Company or any interest therein to any person, other than pursuant to the Merger Agreement or the Offer or in connection with the exercise of any Company Options or vesting Share Units (it being understood and agreed that any shares of Company Common Stock issued upon the exercise of Company Options or the vesting of Share Units shall be subject to the restrictions set forth in this Section 4.1); (ii) grant any proxies or powers of attorney, or any other authorization or consent with respect to any or all of such Company Stockholder’s Voting Shares that could reasonably be expected to impede, interfere with or prevent the Merger; (iii) deposit any of such Company Stockholder’s Voting Shares or Subject Options into a voting trust or enter into a voting agreement with respect to any of such Company Stockholder’s Voting Shares or Subject Options, other than pursuant to this Agreement or (iv) take any action that would make any representation or warranty of such Company Stockholder contained in this Agreement to be untrue or incorrect in any material respect or that would reasonably be expected to have the effect of preventing or disabling or materially delaying such Company Stockholder from performing such Company Stockholder’s obligations under this Agreement.

Section 4.2. Stop Transfer; Changes in Voting Shares. Each Company Stockholder agrees with, and covenants to, Parent and Merger Sub that (i) this Agreement and the obligations hereunder shall attach to such Company Stockholder’s Voting Shares, Subject Options and Subject Units and shall be binding upon any person or entity to which legal or beneficial ownership shall pass, whether by operation of law or otherwise, including, without limitation, such Company Stockholder’s successors or assigns and (ii) such Company Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Company Stockholder’s Voting Shares, Subject Options or Subject Units, unless such transfer is made in compliance with this Agreement. Notwithstanding any Transfer of Voting Shares, Subject Options or Subject Units, the transferor shall remain liable for the performance of all of the obligations of the Company Stockholder under this Agreement, except for any such Transfer pursuant to the Merger Agreement or the Offer.

Section 4.3. Appraisal Rights. Each Company Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Company Stockholder may have (including, without limitation, under Section 262 of the DGCL).

Section 4.4. Stockholder Capacity. Each Company Stockholder enters into this Agreement solely in its capacity as the record or beneficial owner of its Voting Shares. Nothing contained in this Agreement shall limit the rights and obligations of any Company Stockholder, any of its affiliates, Representatives or any employee of any of its affiliates in his or her capacity as a director or officer of the Company, and the agreements set forth herein shall in no way restrict any director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company.

Section 4.5. Documentation and Information. Each Company Stockholder (i) consents to and authorizes the publication and disclosure by Parent and its affiliates of its identity and holding of such Company Stockholder’s Voting Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Entity, the Offer Documents, or any other disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Each Company Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.

Section 4.6. No Solicitation. During the term of this Agreement, each Company Stockholder agrees that it shall not (whether directly or indirectly through its advisors, agents or other intermediaries), engage in any conduct prohibited by Section 5.2 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 4.6 or elsewhere in this Agreement shall be construed to prohibit a Company Stockholder or any affiliate thereof from taking any action solely in his capacity as an officer or member of the Board of Directors of the Company or from taking any action that the Company is permitted to take pursuant to Section 5.2 of the Merger Agreement in his capacity as such.

ARTICLE V

Termination

Section 5.1. Termination/Termination Rights. (a) This Agreement and the covenants and agreements set forth in this Agreement shall automatically terminate (without any further action of the parties) upon the earlier to occur of (i) a public announcement by the Company or Parent that it has terminated the Merger Agreement or receipt by the Company of notice of Parent’s termination of the Merger Agreement, (ii) the Company providing a Notice of Adverse Recommendation as defined in and pursuant to Section 5.2(c) of the Merger Agreement, whether with respect to a Superior Proposal or an Intervening Event (as such terms are defined in the Merger Agreement) and three days having lapsed after such notice is given without such Notice of Adverse Recommendation having been withdrawn or no longer being in effect as contemplated by Section 5.2(c) of the Merger Agreement, (iii) the termination or expiration of the Offer, without the tendered and not withdrawn Shares being accepted for payment thereunder and (iv) the Effective Time. In the event of termination of this Agreement pursuant to this Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, no such termination shall relieve any party from liability for any knowing or deliberate material breach hereof prior to such termination.

(b) This Agreement may be terminated as to a Company Stockholder by such Company Stockholder if the Appointment Time (as defined in the Merger Agreement) has not occurred on or before August 2, 2011 (the “Outside Date”), provided, however, that (A) the right to terminate this Agreement pursuant to this Section 5.1(b) is not available to any Company Stockholder whose breach of any provision of this Agreement principally causes the failure of the Offer to be consummated by such time and (B) if on the Outside Date, the HSR Condition (as defined in the Merger Agreement) has not been fulfilled, then the Outside Date will, without any action on the part of the parties hereto, be extended to November 2, 2011, and such date will become the Outside Date for purposes of this Agreement.

ARTICLE VI

Miscellaneous

Section 6.1. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.5 or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.1(b) shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company Stockholders agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(c) EACH OF PARENT, MERGER SUB AND THE COMPANY STOCKHOLDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY STOCKHOLDERS IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 6.2. Specific Performance. Each Company Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements of such Company Stockholder contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is and will be relying on such covenants, obligations and agreements in connection with entering into the Merger Agreement and the performance of Parent’s obligations under the Merger Agreement, and (c) a violation of any of the covenants, obligations or agreements of such Company Stockholder contained in this Agreement will cause Parent irreparable injury for which adequate remedies are not available at law. Therefore, each Company Stockholder agrees that Parent shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Company Stockholder, as the case may be, from committing any violation of such covenants, obligations or agreements and to specifically enforce the terms of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies Parent may have under applicable Law.

Section 6.3. Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be void and of no effect; provided, however, that Parent may, in its sole discretion, assign or transfer all or any of its rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent from its obligations under this Agreement. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 6.4. Amendments, Waivers, etc. Neither this Agreement nor any term hereof may be amended other than by an instrument in writing signed by Parent, Merger Sub and the Company Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought, except that this Agreement may be terminated as set forth in Section 5.1.

Section 6.5. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered either personally, by facsimile transmission (with acknowledgment received), by electronic mail (with receipt confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the Company Stockholders: At the address set forth beside each Company Stockholder’s name listed on Schedule I.

If to Parent or Merger Sub, to:

Arch Coal, Inc.

One CityPlace Dr., Suite 300

St. Louis, Missouri 63141

Telecopy No.: (314) 994-2734

Attention: Robert Jones, Esq., Senior Vice President – Law,

General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Telecopy No.: (212) 455-2502

Attention: Mario A. Ponce

or such other address, facsimile number or email address as such party may hereafter specify by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 6.6. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 6.7. Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.8. Severability. If any term or provision of this Agreement is held to be invalid, illegal, incapable of being enforced by any rule of law, or public policy, or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

Section 6.9. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.10. Further Assurances. From time to time at the request of Parent, and without further consideration, each Company Stockholder shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to effect the matters contemplated by this Agreement.

Section 6.11. Section Headings. The article and section headings used in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.12. Public Announcements. No Company Stockholder shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent, except as such release or statement as such Company Stockholder determines in good faith to be required by applicable Law or the rules and regulations of any applicable United States securities exchange or regulatory or Governmental Entity to which the relevant Company Stockholder is subject or submits.

Section 6.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARCH COAL, INC.

By:	/s/ John Eaves
Name:	John Eaves
Title:	President and Chief Operating Officer

ATLAS ACQUISITION CORP.

By:	/s/ John Eaves
Name:	John Eaves
Title:	President

[Signature Page to Tender and Voting Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WLR RECOVERY FUND, L.P.

By:	WLR Recovery Associates LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr., its Managing Member

WLR RECOVERY FUND II, L.P.

By:	WLR Recovery Associates II LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr., its Managing Member

WLR RECOVERY FUND III, L.P.

By:	WLR Recovery Associates III LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr., its Managing Member

[Signature Page to Tender and Voting Agreement]

Schedule I

Stockholder	Number of Shares
WLR RECOVERY FUND, L.P.	2,859,927

WLR RECOVERY FUND II, L.P.	7,634,294

WLR RECOVERY FUND III, L.P.	1,774,502